UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 13, 2011

Aastrom Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Michigan	000-22025	94-3096597
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

24 Frank Lloyd Wright Drive, P.O. Box 376, Ann Arbor, Michigan	48106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 930-5555

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2011, Aastrom Biosciences, Inc. (the “Company”) announced the appointment of Brian Gibson as the Company’s Vice President of Finance, Chief Accounting Officer and Treasurer.  Also on October 13, 2011, the Company announced that Scott Durbin, the Company’s Chief Financial Officer and Treasurer, would be leaving the Company and transitioning his responsibilities to Mr. Gibson over the next several weeks.

Mr. Gibson, a certified public accountant, has been serving as Controller of the Company since July 12, 2010, and, prior to joining the Company, served in various capacities, and most recently as a senior manager, for PricewaterhouseCoopers from August 2000 to July 2010.

There is no arrangement or understanding pursuant to which Mr. Gibson was appointed to such offices at the Company and there are no family relationships between Mr. Gibson and the directors or executive officers of the Company or any person nominated or chosen by the Company to become a director or executive officer of the Company.  Since the beginning of the Company’s last fiscal year, Mr. Gibson has not participated and is not participating in any transactions in amounts greater than $120,000 with (i) the Company, (ii) any of the Company’s directors or executive officers, (iii) any security holder who is known to the Company to own of record or beneficially own more than five percent of any class of the Company’s voting securities, or (iv) any immediate family member of any of the foregoing, nor is there contemplation of any such transactions.

A copy of the press release issued by the Company on October 13, 2011 announcing the appointment of Mr. Gibson and the departure of Mr. Durbin is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated October 13, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aastrom Biosciences, Inc.

Date: October 19, 2011	By:	/s/ Timothy Mayleben
Name: Timothy Mayleben
Title: Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated October 13, 2011.